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                                                                     EXHIBIT 5.4

                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 963-5000
                               Fax: (215) 963-5299


July 31, 1998


Graham Packaging Holdings Company
GPC Capital Corp. II
1110 East Princess Street
York, Pennsylvania  17403

Re: 10 3/4% Senior Discount Notes Due 2009, Series B of Graham
    Packaging Holdings Company and GPC Capital Corp. II

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel for Graham Packaging Holdings Company, a Pennsylvania limited partnership (formerly known as Graham Packaging Company) ("Holdings"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers (as therein defined) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating, among other things, to the issuance by Holdings and GPC Capital Corp. II, a Delaware corporation ("CapCo II" and, together with Holdings, the "Holdings Issuers"), of $169,000,000 aggregate principal amount at maturity of their 10 3/4% Senior Discount Notes Due 2009, Series B (the "Senior Discount Exchange Notes").

The Senior Discount Exchange Notes are to be offered by the Holdings Issuers in exchange for $169,000,000 aggregate principal amount at maturity of their outstanding 10 3/4% Senior Discount Notes Due 2009, Series A (the "Senior Discount Old Notes"). The Senior Discount Old Notes were, and the Senior Discount Exchange Notes will be, issued under an Indenture, dated as of February 2, 1998 (the "Senior Discount Indenture"), between the Holdings Issuers and The Bank of New York, as Trustee.

We have examined the Registration Statement and the Senior Discount Indenture. We have also examined such certificates of public officials, partnership documents and other certificates and instruments, and have made such investigations of law, as we have deemed necessary in connection with the opinions hereinafter set forth. In all examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures and the conformity to the executed originals of all documents submitted to us as conformed or photostatic copies and that each natural person who executed any of such documents had sufficient legal capacity to do so.


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July 31, 1998
Page 2


Based upon the foregoing, and subject to the qualifications herein set forth, we are of the opinion as of the date hereof that:

1. Holdings is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Pennsylvania and has full partnership power and authority to execute and deliver the Senior Discount Indenture and to issue and deliver the Senior Discount Exchange Notes.

2. The Senior Discount Indenture has been duly authorized, executed and delivered by Holdings.

3. The Senior Discount Exchange Notes have been duly authorized by Holdings under the laws of the Commonwealth of Pennsylvania.

4. The issue and sale of the Senior Discount Exchange Notes by Holdings will not violate the partnership agreement or certificate of limited partnership of Holdings or (assuming compliance with Pennsylvania securities or Blue Sky laws) any Pennsylvania statute.

The foregoing opinions are subject to the following qualifications:

A. We have assumed that Holdings is engaged solely in the businesses described in the Registration Statement.

B. Our opinions are subject to the effect of Pennsylvania laws regarding fraudulent transfer or conveyance, including the Pennsylvania Uniform Fraudulent Transfer Act, 12 P.S. ss.ss. 5101 et seq., and Section 8557 of the Pennsylvania Revised Uniform Limited Partnership Act, 15 P.S. ss. 8557 (relating to limitations on distributions to partners).

C. The foregoing opinions are limited to the law of the Commonwealth of Pennsylvania, and we do not express any opinion on any other law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. In rendering its opinion filed as Exhibit 5.3 to the Registration Statement, Simpson Thacher & Bartlett, special counsel to the Holdings Issuers, may rely upon this opinion as to the matters of Pennsylvania law covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP